Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made by and between Gregory D. Waller (hereinafter referred to as the “Employee”) and Sybron Dental Specialties, Inc. (hereinafter referred to as the “Company”).

WHEREAS, Employee is currently employed by the Company as its Vice-President Finance, Chief Financial Officer and Treasurer; and

WHEREAS, Employee has announced his desire to retire from his current position as of April 1, 2005 and to discontinue his employment with the Company; and

WHEREAS, Employee and Company wish to provide for an orderly transition of his duties and responsibilities; and

WHEREAS, due to Employee’s significant amount of knowledge regarding the Company’s operations, as a result of his long tenure with the Company, it is the desire of the Company to retain Employee’s services as a consultant for a period of one year following his retirement to provide the Company, from time to time, with such assistance as may be needed to ensure a more complete transfer of his knowledge to his successor; and

WHEREAS, Employee is willing to make himself available to provide the Company with the consulting services it desires;

NOW, THEREFORE, Employee and Company in consideration of the mutual covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged, agree as follows:

1.	Employee’s employment with Company will be terminated effective April 1, 2005 (the “Termination Date”). From the date of this Agreement until April 1, 2005 (the “Employment Period”), Employee shall continue to perform the duties he is currently performing for the Company, including but not limited to those duties associated with the position of Vice-President Finance, Chief Financial Officer and Treasurer and such other appropriate tasks as may reasonably be requested, from time to time, by the Company.

2.	During the Employment Period, the Company will continue to pay a salary to Employee in the gross amount of ten thousand three hundred eighty four dollars and sixty-two cents ($10,384.62) for each two-week period in the Employment Period, which shall be paid to Employee in the same manner and at the same time as Company pays its other salaried Employees.

3.	The normal and required withholding deductions will be made from each of the above salary payments.

4.	During the Employment Period, Employee will remain eligible to participate in those benefit plans in which he is currently enrolled or which are offered to the Company’s other executive officers.

5.	At the conclusion of the Employment Period, the Company shall pay Employee the sum of $46,514.39, in full payment of the amount owed Employee for his accrued vacation as of the Termination Date.

6.	If Employee signs, within thirty (30) days of the Termination Date, the Full and Complete Release of Liability attached hereto and marked as Addendum A (the “Release”), and does not revoke the Release within the period provided in the Release for revocation, the Company shall: (i) enter into with Employee the Consulting Agreement attached hereto and marked as Addendum B; (ii) pay Employee, within thirty (30) days of the expiration of the revocation period in the Release, the sum two hundred and seventy thousand dollars ($270,000), which shall fulfill the Company’s obligation, if any, under section 4.a. of the Executive Employment Agreement entered into by and between Employee and Company and dated November 4, 2002 (the “Executive Employment Agreement”); (iii) make a payment to Employee in an amount equal to the incentive award for the Company’s 2005 fiscal year that would have been earned by the Employee under the Senior Executive Incentive Compensation Plan but for the termination of the Employee’s employment with the Company prior to the end of the fiscal year, multiplied, however, by a percentage equal to the percentage of the fiscal year in which the Employee was an employee of the Company (The payment of the amount described in this clause (iii) shall be made on or about the same time as the incentive award is paid to the Company’s other employees for the 2005 fiscal year and shall fulfill the Company’s obligation, if any, under section 4.b. of the Executive Employment Agreement); (iv) transfer to Employee the ownership of the cellular phone currently being used by the Employee and pay the costs associated with the use of the phone for a period of one year following the Termination Date; and (v) provide Employee with insurance coverage at a level consistent with the level of coverage being provided to Employee as of his Termination Date, for a period of one year following the Termination Date, at a cost to the Employee consistent with the cost being paid by the Company’s other employees, with the following benefits: health insurance, life insurance, dental insurance, long-term disability insurance, accidental death and dismemberment insurance, and vision insurance.

7.	The Employee’s right to exercise, in accordance with the terms and conditions of all previously granted Nonqualified Stock Option Agreements under the Sybron Dental Specialties, Inc. 2000 Long-Term Incentive Plan (the “Plan”), all of the outstanding and exercisable stock options for Sybron Dental Specialties common stock he owns as of the Termination Date, shall be amended to provide the Employee the right to exercise those options for a period of two years following the Termination Date. Other than the extension of the time period to exercise his options, the preceding statement shall not expand any rights or reduce any restrictions in the Plan.

8.	Company makes no representations as to the employment tax or income tax consequences (including related penalties and interest) to Employee of any payments made pursuant to this Agreement or the Consulting Agreement, and it is further understood that any future employment and income tax consequences (including related penalties and interest) that may be attributable to Employee will not provide a basis to set aside or in any way alter this Agreement. Employee shall be solely responsible for the proper and full payment of any amounts owed by Employee to any taxing authorities or agencies as a result of any payments made pursuant to this Agreement or the Consulting Agreement.

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9.	Employee acknowledges and agrees that he will not receive and will not request or seek any additional payments from the Company, other than those expressly provided for in this Agreement and the Consulting Agreement (attached as Addendum B), except for any rights which he may have with respect to a deferred vested pension and savings and thrift plan, following the termination of his employment with the Company.

10.	Employee acknowledges that sections 7, 8, and 9 of the Executive Employment Agreement impose certain obligations upon him, and restrict him from engaging in certain activities following the Termination Date, and that this Agreement is not intended to and shall not release Employee from performing those obligations and complying with those restrictions.

11.	Company hereby acknowledges that Employee specifically retains any and all rights and claims he has or may have arising under the California Workers’ Compensation laws, Unemployed Insurance Benefits, State or private disability insurance, and the right to indemnification for liability and the provision of defense under California Labor Code Section 2802. The Company further acknowledges its indemnification obligations to Employee pursuant to the Indemnification Agreement between the Company and Employee dated December 8, 2000 and hereby agrees and affirms that the Indemnification Agreement shall continue to apply to Employee for all matters relating to his tenure as a director and/or executive officer of the Company and its subsidiaries, successors, and affiliated companies.

12.	Employee upon his Termination Date, or earlier if requested by the Company, shall (i) resign as a director and/or executive officer of the Company and any of its subsidiaries, successors, and affiliated companies; and (ii) shall assign to the Company any shares he owns or controls in any of the Company’s subsidiaries or affiliated companies.

13.	Employee and Company agree not to make disparaging remarks about each other (for purposes of this paragraph “Company” includes its parent corporations, or its or their affiliates or subsidiaries or its or their past, current or future officers, directors, agents, employees, predecessors, successors or assigns, or their products or practices); provided, however, that both Company and Employee may give non-malicious and truthful testimony about these matters if properly subpoenaed to do so.

14.	Neither Company’s signing of this Agreement nor any actions taken by Company in compliance with the terms of this Agreement constitute an admission by Company that it has unlawfully discriminated against or wrongfully discharged Employee or that it has violated any federal, state or local law, Executive Order or regulation or that it has breached an employment contract with Employee.

15.	Company shall have the right to terminate Employee’s employment with the Company at any time prior to the Termination Date for “cause”, as that term is defined in the Executive Employment Agreement, in which event this Agreement shall immediately terminate and any obligations imposed upon Company by this Agreement shall be void.

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16.	Employee acknowledges that:

(i)	he has read the foregoing document, understands its contents and agrees to its terms and conditions freely and voluntarily;

(ii)	he has made an independent investigation of the facts and does not rely on any statements or representations by the Company, its agents or representatives, in entering into this Agreement; and

(iii)	he is hereby being advised to consult with legal counsel before signing this Agreement and has done so or has had the opportunity to do so.

17.	This Agreement shall be governed by and construed in accordance with the law of the state of California, without regard to its rules regarding conflict of laws.

18.	This Agreement may not be modified, revised or altered in any manner except in writing signed by both parties.

19.	If a court of competent jurisdiction declares any of the Agreement’s provisions unenforceable, the remaining provisions shall be enforced as though the Agreement does not contain the unenforceable provisions.

20.	This Agreement constitutes the entire agreement between Company and Employee with respect to the subject matter hereof.

/s/ Gregory D. Waller	Date: November 16, 2004
Gregory D. Waller

SYBRON DENTAL SPECIALTIES, INC.

By:	/s/ Floyd W. Pickrell, Jr.
Floyd W. Pickrell, Jr.
President

Date: November 16, 2004

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Addendum A

FULL AND COMPLETE RELEASE OF LIABILITY (the “Release”)

I, Gregory D. Waller, for good and adequate consideration consisting of an agreement by Sybron Dental Specialties, Inc. to provide me with the payments and benefits described in paragraph 6 of the Termination Agreement between me and Sybron Dental Specialties, Inc. dated November 16, 2004, a copy of which is attached hereto, IRREVOCABLY WAIVE, RELEASE AND RELINQUISH (i) ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION, which I have presently or may have in the future, as a result of any act, omission or event occurring prior to the date I sign this Release, whether known to me at this time or not, against Sybron Dental Specialties, Inc. and its shareholders, officers, directors, successors, predecessors, assigns, affiliates, agents and employees, either past, present or future (hereinafter collectively referred to as the “Releasees”); and (ii) any claims, demands or causes of action against any of the Releasees, whether individually or collectively, for any amounts, benefits or any other obligations owed to me by the any of the Releasees as a result of, on account of or arising out of the Executive Employment Agreement dated November 4, 2002 entered into by and between the Company and me.

The rights, claims and causes of action waived, released and relinquished include but are not limited to: all claims for wages that have been paid, non-vested salaries, benefits, sick pay, accrued vacation pay, termination pay, severance pay; all rights, causes of action and claims which arise out of the employer/employee relationship whether expressed or implied by operation of law that exist because of my employment with any of the Releasees; and ALL claims and causes of action for any type of discrimination prohibited under the Federal Laws of either the United States or any State Law in the United States* (except for any rights which I may have with respect to a deferred vested pension or savings and thrift plan).

This Release does not extend to rights, claims or causes of action for age discrimination that arise out of acts, events or omissions that occur after the date this Release is signed. This Release does not apply to any claim for vested retirement benefits nor any claim to the state of California for unemployment benefits.

In granting the above release, I acknowledge that the Releasees are not, in any manner, admitting liability to me on any basis or under any law.

In signing this Release, I intend to and do hereby waive any rights I may have under the provisions of Section 1542 of the Civil Code of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

I hereby acknowledge my understanding that for purposes of this Release, the terms “creditor,” “his” and “him,” as used and referred to in the above-quoted language of Section 1542 refers to me. The term “debtor,” as used and referred to in the above-quoted language of Section 1542 refers to the Releasees.

In signing this Release I understand that I am acknowledging that (i) I have read this Release and understand its terms; (ii) I am entering into this Release of my own free will and free from duress or undue influence; (iii) I was given twenty-one (21) days to review the Release, to consider whether to sign it and to consult with a lawyer of my choosing to explain the extent to which this Release bars all claims and causes of action against the Releasees; and (iv) I understand I can revoke or cancel this Release at any time within seven (7) days of the date I sign and date this Release, provided I give notice of the revocation to the Vice-President of Human Resources of Sybron Dental Specialties, Inc. at 1717 West Collins Avenue, Orange, CA 92867 within the seven (7) day revocation period.

IF THIS FULL AND COMPLETE RELEASE OF LIABILITY IS NOT REVOKED OR CANCELED WITHIN SEVEN DAYS OF THE DATE IT IS SIGNED, IT SHALL BECOME FINAL AND BINDING.

Dated:

Witness	Gregory D. Waller

*	A representative listing of the type of claims, rights and causes of action being waived, relinquished and released hereunder is attached as Exhibit 1. This is not intended to be an exhaustive list but rather a representative listing of the type of claims, rights and the causes of action being waived, relinquished and released.

EXHIBIT 1

REPRESENTATIVE LISTING

OF THE

CLAIMS, RIGHTS AND CAUSES OF ACTION RELEASED

The list set forth below is a representative sample of the types of claims, rights and causes of action being waived, relinquished and released hereunder. It is not intended to be a complete list.

Federal Law:

Any and all rights, claims or causes of action based upon, arising out of or on account of, in whole or in part, Title VII of the Civil Rights Act of 1964 and 1991 (race, color, religion, national origin or sex); the Age Discrimination in Employment Act of 1967 (age); the Older Workers Benefits Protection Act (age); the Vocational Rehabilitation Act of 1973 (handicapped); 42 U.S.C. sec. 1981, 1986 and 1988 (race); the Employee Retirement Income Security Act (ERISA pension and employee benefits); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); sec. 301 of the Labor Management Relations Act, 29 U.S.C. Sec. 185 et seq. (suits for breach of the Collective Bargaining Agreement); the Fair Labor Standards Act (minimum wage and overtime pay); the Labor Management Relations Act (rights protected by the National Labor Relations Board); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the American Disabilities Act; the Sarbanes-Oxley Act of 2002; and Federal Common Law.

State Law:

Any and all rights, claims or causes of action based upon, arising out of or on account of, in whole or in part, any statutory or common law of any State of the United States, including but not limited to claims under California’s Fair Employment and Housing Act and the California Labor Code; any laws, regulations or ordinances relating to the employer/employee relationship under any state in the United States; any tort, breach of express or implied employment contracts; wrongful discharge; workers’ compensation; retaliation; tortious interference with contractual relations; or loss of consortium.

ADDENDUM B

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) is made, effective the 2nd day of April 2005, by and between Sybron Dental Specialties, Inc. (“SDS”), a Delaware corporation, with its principal place of business at 1717 W. Collins Ave, Orange, CA 92867 and Gregory D. Waller (“Waller “), an individual resident of the State of California.

Recitals

Waller recently relinquished his position with SDS as its Vice-President Finance, Chief Financial Officer and Treasurer.

Waller possesses a significant amount of knowledge regarding the Company’s operations as a result of his long tenure with the Company.

It is the desire of the Company to retain Waller’s services, as a consultant, for a period of one year, to provide the Company, from time to time, with such assistance as may be needed to ensure a more complete transfer of his knowledge to his successor.

Waller is willing to make himself available to provide the Company with the consulting services it desires.

Agreements

In consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

1.	Services

Waller shall, when requested by SDS, consult with SDS regarding those matters for which he was responsible while he was employed by SDS as its Vice-President Finance, Chief Financial Officer and Treasurer and such other matters regarding the operation of the business of SDS and its subsidiaries about which Waller has knowledge (the foregoing hereinafter are referred to as the “Services”).

Waller shall not be required to expend more than fifteen (15) hours in any month in providing the Services.

2.	Payment

SDS shall pay Waller twelve thousand five hundred dollars ($12,500) per month during the term of this Consulting Agreement. The payments shall be made on or about the first day of each calendar month during the term of this Consulting Agreement.

3.	Expense Reimbursement

SDS shall reimburse Waller, upon the submission of properly-documented expense account reports, for all reasonable travel, entertainment and other business-related expenses incurred by Waller in the course of providing the Services.

4.	Professional Services

Waller shall perform the Services with the care, skill, and diligence, in accordance with the applicable professional standards currently recognized by his profession. Waller shall comply with all applicable federal, state, and local laws, ordinances, codes, and regulations in performing the Services.

6.	Term and Termination

This Consulting Agreement shall become effective as the effective date stated above and shall expire one year after the effective date, unless earlier terminated in accordance with the following paragraph.

Company may terminate this Consulting Agreement by sending notice of termination in writing to Waller in the event that Waller commits any breach of or default in any of the terms or conditions of this Consulting Agreement, and fails to remedy such default or breach within thirty (30) days after receipt of written notice thereof from SDS; the termination shall be effective as of the date of the receipt by Waller of the notice.

No termination of this Consulting Agreement, however effectuated, shall release the parties from any rights and obligations accrued prior to the effective date of termination of this Consulting Agreement.

7.	Independent Contractor

Nothing contained in this Consulting Agreement shall cause Waller to be considered an employee, agent, legal representative, partner or joint representative of SDS. Waller shall be considered, for all purposes, an independent contractor, and will not, directly or indirectly, act as an agent, servant or employee of SDS, and does not have any authority to bind the SDS in any respect.

8.	Confidential Information

Waller agrees not to use or disclose to anyone, other than employees of SDS and its subsidiaries, during the term of this Consulting Agreement and thereafter, any Confidential Information (as hereinafter defined). For purposes of this Consulting Agreement, “Confidential Information” is (i) information contained in any materials delivered to Waller pursuant to this Consulting Agreement; and (ii) information which relates to SDS’s business affairs or that of any of its affiliates.

9.	Amendment

This Consulting Agreement may be modified, amended or supplemented only by a writing signed by an authorized executive officer of SDS and Waller.

10.	Assignment and Successors

Waller shall not assign this Consulting Agreement whether by operation of law or otherwise in part or in full. This Consulting Agreement shall be binding among the parties hereto and their successors and assigns.

11.	Entire Agreement

This Consulting Agreement constitutes the entire agreement between SDS and Waller with respect to the consulting arrangement (it does not amend, replace or affect the operation of the Full and Complete Release of Liability between the parties dated                              or the Termination

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Agreement between the parties dated November 16, 2004) and no representation or statement not contained in this Consulting Agreement shall be binding upon Waller or SDS.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Consulting Agreement below.

SYBRON DENTAL SPECIALTIES, INC.

By:
Gregory D. Waller

Title:

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